This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 13, 1998 and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston") or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                                     Up to
                       27,000,000 Shares of Common Stock
                                      of
                                  Alumax Inc.
                                      at
                             $50.00 Net Per Share
                                      by

                             AMX Acquisition Corp.
                         a wholly owned subsidiary of
                          Aluminum Company of America


    AMX Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Aluminum Company of America, a Pennsylvania corporation (the "Parent"), is offering to purchase up to 27,000,000 shares of common stock, par value $.01 per share (the "Shares"), of Alumax Inc., a Delaware corporation (the "Company"), at a price of $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 13,1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
    The offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on April 9, 1998, unless the offer is extended.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

    The Offer is conditioned upon, among other things, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to certain other conditions set forth in the Offer to Purchase.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 8, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, following the purchase of Shares pursuant to the Offer, the Company will be merged with and into the Purchaser (the "Merger"), which will be the surviving corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Parent, the Purchaser, any of their respective subsidiaries, the Company or any subsidiary of the Company and other than Shares held by stockholders who shall have exercised and perfected appraisal rights, if any, under the Delaware General Corporation Law), will be converted into, and become exchangeable for, the right to receive: (i) 0.6975 of a share of common stock, par value $1.00 per share, of the Parent ("Parent Common Stock"), if the Purchaser purchases at least 27,000,000 Shares or such other number of Shares which equals the 50% Share Number (as defined in the Merger Agreement); or (ii) a combination of cash and a fraction of a Share of Parent Common Stock, determined in accordance with the Merger Agreement, if the Purchaser purchases fewer Shares than the 50% Share Number. The Merger Agreement is more fully described in "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement" of the Offer to Purchase.

    The Board of Directors of the Company has unanimously (with one director absent) approved the Merger Agreement and the transactions contemplated thereby, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders and recommends that stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement.

    If more than 27,000,000 Shares are validly tendered prior to the Expiration Date and not withdrawn, the Purchaser will accept for payment (and thereby purchase) 27,000,000 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered on or prior to the Expiration Date and not withdrawn by each tendering stockholder. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five New York Stock Exchange, Inc. trading days after the Expiration Date. Tendering stockholders will not receive payment for Shares accepted for payment pursuant to the Offer until the final proration factor is known.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to the Purchaser (subject to any pro rata adjustment in accordance with the terms of the Offer in the event more than 27,000,000 Shares are validly tendered in the Offer) and not properly withdrawn as, if and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

    Pursuant to the Merger Agreement, the Purchaser may, without the consent of the Company, (i) extend the Offer if, at the Expiration Date, any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or the staff thereof applicable to the Offer. So long as the Merger Agreement is in effect and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated, the Purchaser has agreed to extend the Offer from time to time for a period or successive periods, each not to exceed ten business days after the previously scheduled Expiration Date. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including the right of a tendering stockholder to withdraw such Shares.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on April 9, 1998 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire) (the "Expiration Date") and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 11, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Tendering stockholders who have Shares registered in their own name and who tender such Shares directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be obtained from the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                                  20th Floor
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                      or
                                (800) 848-3094

                     The Dealer Manager for the Offer is:

                               CREDIT  |  FIRST
                               SUISSE  |  BOSTON

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 881-8320

March 13, 1998